UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-10887

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 525

San Diego, California 92130

(Address of principal executive offices)

Casmyn Corp. 1995 Stock Option Plan

Casmyn Corp. 1995 Incentive Stock Option Plan

(Full title of the plans)

Tyler M. Dylan

Chief Business Officer

Cardium Therapeutics, Inc.

3611 Valley Centre Drive, Suite 525

San Diego, California 92130

(858) 436-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David A. Fisher, Esq.

Fisher Thurber LLP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

(858) 535-9400

EXPLANATORY NOTE

Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), is filing this post-effective amendment as the successor issuer to Aries Ventures Inc., and its predecessor Casmyn Corp., solely for the purpose of deregistering unissued shares of common stock previously registered by Casmyn Corp. for issuance under stock option plans that have been terminated.

DEREGISTRATION OF UNSOLD SHARES

This post-effective amendment relates to the Registration Statement on Form S-8 (File No. 333-10887) filed with the Securities and Exchange Commission on August 27, 1996, pertaining to the registration of 250,000 shares of common stock, par value $0.04 per share, issuable under the Casmyn Corp. 1995 Stock Option Plan, and 800,000 shares of common stock, par value $0.04 per share, issuable under the Casmyn Corp. 1995 Incentive Stock Option Plan (collectively, the “Casmyn Plans”).

In accordance with the undertakings made by Casmyn Corp. in its Registration Statement on Form S-8 listed above to remove by means of a post-effective amendment any shares of common stock that remained unsold at the termination of the offering, Cardium, as the successor issuer, hereby files this post-effective amendment to deregister any and all shares of common stock originally reserved for issuance under the Casmyn Plans and registered under the Registration Statement listed above that remained unissued upon the termination of the Casmyn Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 8, 2007.

CARDIUM THERAPEUTICS, INC.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher J. Reinhard	Chief Executive Officer and	May 8, 2007
(Christopher J. Reinhard)	Chairman of the Board of Directors (principal executive officer)

/s/ Dennis M. Mulroy	Chief Financial Officer	May 8, 2007
(Dennis M. Mulroy)	(principal financial and accounting officer)

/s/ Tyler M. Dylan	Director	May 8, 2007
(Tyler M. Dylan)

/s/ Edward William Gabrielson	Director	May 8, 2007
(Edward William Gabrielson)

/s/ Murray Hunter Hutchison	Director	May 8, 2007
(Murray Hunter Hutchison)

/s/Gerald J. Lewis	Director	May 8, 2007
(Gerald J. Lewis)

/s/ Lon Edward Otremba	Director	May 8, 2007
(Lon Edward Otremba)

/s/ Ronald I. Simon	Director	May 8, 2007
(Ronald I. Simon)